Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

 For More Information Contact:

Leslie Green
Stapleton Communications Inc.
(650) 470-0200

Jack K. Lai
Vice President & Chief Financial Officer
Silicon Storage Technology, Inc.
jlai@sst.com
(408) 735-9110

SST Reports Fourth Quarter and 2004 Financial Results

SUNNYVALE, Calif., Jan. 26, 2005 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the fourth quarter and fiscal year ended Dec. 31, 2004.

Net revenues for the fourth quarter were $104.1 million, compared with $112.2 million in the third quarter of 2004 and with $95.2 million in the fourth quarter a year ago.

The company recorded an inventory charge of $20.9 million primarily due to a decline in pricing of several of its products. In addition, SST has completed a preliminary valuation of the G-Plus acquisition and has recorded a charge of $3.9 million related to purchased in-process research and development.

Net loss for the fourth quarter of 2004 was $26.9 million, or a loss of $0.28 per share, based on approximately 96.2 million diluted shares outstanding. By comparison, the company recorded net income of $14.5 million, or $0.15 per share on approximately 97.5 million diluted shares outstanding in the third quarter of 2004, and a net income of $9.1 million, or $0.09 per share on approximately 100.0 million diluted shares outstanding in the fourth quarter of 2003.

SST finished the fourth quarter with $103.4 million in cash, cash equivalents and short-term investments.

Fiscal Year 2004 Results

Net revenues for the year ended Dec. 31, 2004 were $449.2 million compared with $295.0 million for the year ended Dec. 31, 2003. Net income for the year ended Dec. 31, 2004 was $23.9 million, or $0.24 per share based on approximately 99.1 million diluted shares. This compares with a net loss of $65.2 million or a loss of $0.69 per share based on approximately 94.7 million diluted shares outstanding for the year ended Dec. 31, 2003.

Management Qualitative Comments

"Despite the softness in the second half of 2004, I am pleased to report that we achieved substantial growth during 2004 and have gained market share," said Bing Yeh, president and CEO. "Our flash revenue in 2004 grew approximately 52 percent from 2003. By comparison, the industry NOR flash revenue grew approximately 28 percent. Our flash unit shipments in 2004 grew 25 percent from 2003. By comparison, the industry NOR flash unit shipments grew by 18 percent. For 8Mbit and below densities, our unit shipments grew 26 percent. By comparison, the industry grew approximately five percent according to Web Feet Research.

"During the fourth quarter, market conditions continued to be difficult. Increased competition, particularly in 8 and 16Mbit products, coupled with abundant supply, caused selling prices of our products to erode by eight percent. Furthermore, demand in the digital consumer segment continued to be lower due to excess inventory in the marketplace.

"While these market conditions resulted in lower than expected revenues, unit shipments increased by approximately 16 percent from the third quarter, marking another record quarter for shipments. Growth came from the wireless communications application segment, which increased nearly 170 percent from the third quarter, mainly due to increased shipments to the SIM card IC, Bluetooth and cordless phone applications. Also, the networking application segment increased 31 percent from the prior quarter.

"We were pleased to announce that we completed the acquisition of G-Plus during the fourth quarter. This acquisition represents a significant step in our efforts to make SuperFlash the embedded memory of choice for wireless applications. This acquisition also signifies the first step in our transition from a pure-play in flash to a multi-product line company. Sales of our non- memory products represented 18 percent of our product revenues in the fourth quarter. These products include 8bit flash micro-controllers, flash card controllers, smart card ICs and RF power amplifier ICs.

"As we begin 2005, we are focused on several goals: First, we expect to continue the transition of our current products to smaller geometries. This should allow us to further lower our manufacturing costs and to make our products even more competitive in the marketplace. Second, we expect to continue to bring new second-generation SuperFlash-based, higher density products to market. These products will allow us to expand into high growth areas such as wireless LAN, set-top boxes and mobile handsets where SST has very small market presence today. Finally, we are focused on driving improvements in our gross margin. As always, we will continue our policy of tight expense control in order to maximize the positive effects of these goals to our bottom line. While market conditions are expected to remain difficult through the first half of 2005, we believe we are well-positioned with proven technology, strong licensing relationships and a healthy balance sheet."

First Quarter 2005 Outlook

The company expects its first quarter unit shipments to decrease moderately from the fourth quarter. In addition, the company expects average selling prices to decline by 2 to 4 percent. Licensing revenue is expected to be flat from the prior quarter. Therefore, the company expects its first quarter revenues to be between $95 million and $105 million, assuming no drastic changes occur in the U.S. and international economies. Gross margin is expected to be between 17 and 21 percent, which takes into consideration the risks associated with market condition changes. R&D spending is expected to be approximately 20 percent higher than the prior quarter due to new product development and the acquisition of G-Plus. With these revenue and expense levels, SST expects net loss per share to be between $0.09 and $0.13 in the first quarter.

Conference Call Dial-in Information (Updated)

SST's quarterly conference call will be held today, January 26th at 1:30 p.m. PST. Those wishing to participate in the conference should dial (800) 230-1951 using the pass code "SST" at approximately 1:20 p.m. PST. Please note that a correction has been made to the dial-in number for this conference call. A replay of the call will be available for two weeks by dialing (800) 475-6701 using the access code 765104. A webcast of the conference call will be available on http://www.sst.com/events/. The webcast will be available until the next earnings conference call.

About SuperFlash Technology
SST's SuperFlash technology is a NOR type, split-gate cell architecture which uses a reliable thick-oxide process with fewer manufacturing steps resulting in a low-cost, nonvolatile memory solution with excellent data retention and higher reliability. The split-gate NOR SuperFlash architecture facilitates a simple and flexible design suitable for high performance, high reliability, small or medium sector size, in- or off-system programming and a variety of densities, all in a single CMOS-compatible technology.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented SuperFlash technology, for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. SST's product families include various densities of high functionality flash memory components, flash mass storage products and flash microcontrollers. SST also offers its SuperFlash technology for embedded applications through its world-class manufacturing partners and technology licensees including 1st Silicon (Malaysia) Sdn. Bhd., Grace Semiconductor Manufacturing Corporation (Grace), IBM, Motorola, Inc., National Semiconductor Corporation, NEC Corporation, Oki Electric Industry Co. Ltd., Samsung Electronics Co. Ltd., SANYO Electric Co., Ltd., Seiko Epson Corp., Shanghai Hua Hong NEC Electronics Co., Ltd., Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC), Toshiba Corporation, Vanguard International Semiconductor Corporation, and Winbond Electronics Corp. TSMC offers embedded SuperFlash under its trademark Emb- FLASH. Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory market conditions, the company's future financial performance, the performance of new products and the company's ability to bring new products to market that involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees' royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect the company's customers, as well as other risks detailed from time to time in the company's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2003 and on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

-FINANCIAL TABLES TO FOLLOW

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                                      Three Month Ended        Year Ended
                                                         December 31,          December 31,
                                                    --------------------  --------------------
                                                      2003       2004       2003       2004
                                                    ---------  ---------  ---------  ---------
                                                         (unaudited)           (unaudited)
Net revenues:
     Product revenues............................. $  82,351  $  96,530    256,529  $ 404,731
     Technology licensing.........................    12,866      7,534     38,512     44,467
                                                    ---------  ---------  ---------  ---------
          Total net revenues......................    95,217    104,064    295,041    449,198
Cost of revenues..................................    62,747    103,461    218,775    322,093
                                                    ---------  ---------  ---------  ---------
Gross profit......................................    32,470        603     76,266    127,105
                                                    ---------  ---------  ---------  ---------
Operating expenses:
     Research and development.....................    10,334     11,474     43,144     48,630
     Sales and marketing..........................     5,840      6,845     22,272     28,306
     General and administrative...................     4,110      5,455     14,398     18,292
     Other non-recurring charges....................   1,371      4,159     37,849      5,638
                                                    ---------  ---------  ---------  ---------
          Total operating expenses................    21,655     27,933    117,663    100,866
                                                    ---------  ---------  ---------  ---------
Income (loss) from operations.....................    10,815    (27,330)   (41,397)    26,239
Interest and other income.........................       420        319      2,784      1,711
Interest expense..................................       (29)       (21)      (138)      (206)
Minority interest.................................        --        133         --         91
                                                    ---------  ---------  ---------  ---------
Income (loss) before provision for
    income taxes..................................    11,206    (26,899)   (38,751)    27,835
Provision for income taxes........................     2,101         26     26,416      3,906
                                                    ---------  ---------  ---------  ---------
Net income (loss)................................. $   9,105  $ (26,925)   (65,167) $  23,929
                                                    =========  =========  =========  =========

Net income (loss) per share - basic .............. $    0.10  $   (0.28)     (0.69) $    0.25
                                                    =========  =========  =========  =========

Shares used in per share calculation - basic .....    95,232     96,223     94,723     95,756
                                                    =========  =========  =========  =========

Net income (loss) per share - diluted ............ $    0.09  $   (0.28)     (0.69) $    0.24
                                                    =========  =========  =========  =========

Shares used in per share calculation - diluted....   100,000     96,223     94,723     99,143
                                                    =========  =========  =========  =========

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

                                                         December 31,  December 31,
                                                             2003          2004
                                                         ------------  ------------
                                                                (unaudited)
                        ASSETS
Current assets:
    Cash, cash equivalents and short-term investments.. $    185,194  $    103,388
    Trade accounts receivable, net.....................       55,330        58,179
    Inventories........................................       46,120       156,618
    Other current assets...............................       13,232        16,049
                                                         ------------  ------------
         Total current assets..........................      299,876       334,234

Equipment, furniture and fixtures, net.................       11,325        16,620
Long-term marketable securities........................       24,969        23,699
Other assets...........................................       60,191       112,178
Goodwill...............................................           --        15,600
                                                         ------------  ------------
         Total assets.................................. $    396,361  $    502,331
                                                         ============  ============

                      LIABILITIES
Current liabilities:
    Notes payable, current portion..................... $        393  $        705
    Trade accounts payable.............................       47,507        88,489
    Accrued expenses and other current liabilities.....       11,911        31,259
    Deferred revenue...................................        3,630         2,388
                                                         ------------  ------------
         Total current liabilities.....................       63,441       122,841
Other liabilities......................................        1,423         1,307
Minority interest......................................           --         2,199
                                                         ------------  ------------
         Total liabilities.............................       64,864       126,347
                                                         ------------  ------------

                 SHAREHOLDERS' EQUITY
Common stock...........................................      345,384       358,605
Accumulated other comprehensive income.................        9,178        16,515
Retained earnings(Accumulated deficit).................      (23,065)          864
                                                         ------------  ------------
         Total shareholders' equity....................      331,497       375,984
                                                         ------------  ------------
         Total liabilities and shareholders' equity.... $    396,361  $    502,331
                                                         ============  ============